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                                                                EXHIBIT 99.2 (p)

                   SCUDDER WEISEL CAPITAL ENTREPRENEURS FUND

                               PURCHASE AGREEMENT

          Purchase Agreement dated ______, 2001 between Scudder Weisel Capital Entrepreneurs Fund, a business trust organized under the laws of the State of Delaware (the "Fund") and Scudder Weisel Capital LLC (the "Investment Manager"), a Limited Liability Company organized under the laws of the State of Delaware.

          WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, the Fund proposes to issue and sell shares of beneficial interests, par value $0.01 per share (its "Shares") to the public pursuant to a Registration Statement on Form N-2 (the "Registration Statement") filed with the Securities and Exchange Commission; and

          WHEREAS, Section 14(a) of the 1940 Act requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its Shares;

          NOW, THEREFORE, the Fund and the Investment Manager agree as follows:

          1. The Fund offers to sell to the Investment Manager, and the Investment Manager agrees to purchase from the Fund Class A Shares of the Fund for an aggregate price of $100,000 on ______, 2001.

          2. The Investment Manager represents and warrants to the Fund that the Investment Manager is acquiring the Shares for investment purposes only and not with a view toward resale or further distribution.

          3. The Investment Manager's right under this Purchase Agreement to purchase the Shares is not assignable.

          IN WITNESS WHEREOF, the Fund and the Investment Manager have caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.




SCUDDER WEISEL CAPITAL ENTREPRENEURS FUND         SCUDDER WEISEL CAPITAL LLC



By: _______________                               By: _______________
Name:                                             Name:
Title:                                            Title: